Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 2, 2007 by and between Novatel Wireless, Inc., a Delaware corporation (the “Company”), and Peter V. Leparulo (“Executive”).

RECITALS

A. The Company employed Executive on an “at will” basis beginning September 29, 2000.

B. The Company elevated Executive to the position of Chief Executive Officer on January 13, 2003 and to the position of Executive Chairman on November 17, 2006.

C. The Company now desires to obtain the benefit of continued services by Executive as the Company’s Executive Chairman and to employ Executive on a contract basis and to enter into an agreement embodying the terms of such employment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and Executive agree as follows:

1. Employment and Duties. During the Employment Period (as defined in Section 2.2 below), Executive shall serve as Executive Chairman of the Company, reporting solely to the Company’s Board of Directors (the “Board”), and Executive shall be a member of the Board. In such capacity, Executive shall be the highest-ranking and most senior officer of the Company, with overall management responsibility for, and overall management authority over, the business and affairs of the Company. The duties, authority and responsibilities of Executive shall be the usual and customary duties, authority and responsibilities of the offices in which Executive shall serve. Executive shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. The Company shall use its best efforts to nominate and cause Executive to be elected as follows: (i) to the Board, and (ii) as sole Chairman of the Board.

2. Term and Termination.

2.1 Effective Date. This Agreement shall be effective as of the date this Agreement is entered into by the Company and Executive, as set forth above (the “Effective Date”).

2.2 Employment Period. Subject to the provisions of this Agreement, the initial term of this Agreement shall begin on the Effective Date and shall terminate on the third anniversary of the Effective Date (the “Initial Term”). Effective on the expiration of the Initial Term and of each Additional Term (as hereinafter defined), this Agreement shall automatically renew for a period of one (1) year (each, an “Additional Term”), in each case, commencing on the expiration of the Initial Term or the then current

Additional Term, as the case may be, unless any party provides written notice of non-renewal to the other party at least sixty (60) calendar days prior to the expiration of the Initial Term or such Additional Term, or unless earlier terminated by either party pursuant to the terms of this Agreement. The Initial Term and each Additional Term shall be referred to herein as the “Employment Period.”

2.3 Early Termination by Company for Cause. The Company may terminate Executive’s employment for Cause (as hereinafter defined) by giving Executive sixty (60) days’ advance Notice of Termination (as hereinafter defined) in writing. For all purposes under this Agreement, the term “Cause” shall mean:

(i) Any willful gross misconduct by Executive that is materially adverse to the Company;

(ii) A willful violation of a federal or state law, rule or regulation by Executive applicable to the business of the Company that is materially adverse to the Company;

(iii) The conviction of Executive of, or entry by Executive of a guilty or no contest plea to, a felony; or

(iv) Any willful, material breach of material terms and provisions of this Agreement.

For purposes of this Section 2.3, no act or failure to act by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

Executive shall not be deemed terminated for Cause pursuant to this Section 2.3 unless the Executive has been given (a) written notice from the Board specifying the manner in which the Board believes Executive has violated this Section 2.3, (b) a reasonable opportunity (not less than fifteen (15) calendar days following receipt of such notice) to cure such event or condition (to the extent subject to cure), (c) an opportunity for Executive, together with Executive’s counsel, to be heard before the Board, and (d) a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board finding that in the Board’s good faith opinion Executive engaged in the conduct specified in such notice. No act or failure to act by Executive shall be considered Cause if Executive cures or remedies it by the end of the cure period referred to in clause (b). Any waiver of the notice required by this Section 2.3 shall be valid only if it is made by Executive in writing and expressly refers to the applicable notice requirement of this Section 2.3.

If the Company terminates this Agreement for Cause, the Company shall pay or provide Executive (x) the Accrued Obligations (as defined below) in a lump sum in cash within thirty (30) days after the Date of Termination (as defined in Section 2.9), and (y) directors’ and officers’ liability insurance, as provided in Section 11.1.1(iv).

“Accrued Obligations” shall mean the sum of (A) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation payable to the Executive as of the Date of Termination and not theretofore paid, and other unpaid amounts or benefits due under Company compensation, incentive, severance and benefit plans, and (C) any vacation pay, expense reimbursements and other cash entitlements payable to the Executive to the extent not theretofore paid. Executive’s rights under the severance and benefit plans of the Company shall be determined under the provisions of those plans. An amount shall be deemed payable if the Executive has provided the services for which the payment is being made, ignoring any service required following the end of the period to which the payment relates through the date of payment (therefore, for example, if the Executive terminates in the second month of a bonus period, before the bonus for the prior year is paid, the Executive would be entitled to the prior year’s bonus and a pro-rated portion of the current year’s bonus). Whenever Accrued Obligations are payable under this Agreement, they shall be paid in a lump sum in cash within thirty (30) days after the Date of Termination except as follows: If the time for payment (but for termination) is more than 1 year hence, the payment will be made when due without regard to termination. Payments will not be accelerated to the extent that would violate Internal Revenue Code Section 409A or any other Internal Revenue Code provision. If the program permits Executive to determine the time of payment following termination of employment, Executive shall determine the time of payment in accordance with the program’s terms. If the benefit is an expense reimbursement, group insurance, or an in kind benefit it will be provided in accordance with its terms, except as provided in Section 6.3. If the law establishes the time for payment (e.g., unpaid wages or vacation pay), the payment shall be made as required by law.

2.4 Early Termination by Company without Cause. The Company may terminate Executive’s employment prior to the end of the Employment Period for any reason other than for Cause only by giving Executive sixty (60) days’ advance Notice of Termination in writing. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2.4. If the Company terminates Executive’s employment prior to the end of the Employment Period pursuant to this Section 2.4 for any reason other than Cause, death or Disability (as defined in Section 2.5), then the Company shall pay Executive (A) the Accrued Obligations, (B) the payments and benefits set forth in Section 11.1.1 below (subject to the terms and conditions of said Section), and Executive’s rights under the benefit plans shall be determined under the provisions of those plans, and (C) to the extent not included in (B), a Bonus equal to the Target Amount for the fiscal year of termination in a lump sum in cash within thirty (30) days after the Date of Termination.

2.5 Early Termination on Account of Death or Disability. If Executive’s employment is terminated by his Disability or death, the Company shall pay Executive or his Beneficiary (as defined in Section 15) the Accrued Obligations (which includes the unpaid Bonus for a completed fiscal year of service), and Executive (or his Beneficiary with respect to Executive) and shall remain protected by directors’ and officers’ liability insurance as provided in Section 11.1.1(iv). The Company also shall pay Executive or, if he has died, his Beneficiary a Bonus equal to the Target Amount for the fiscal year of termination in a lump sum in cash within thirty (30) days after the Date of Termination. Executive’s right in the event of a Disability and the rights of the Beneficiary in the event of Executive’s death under the benefit plans shall be determined under the provisions of those plans. For all purposes under this Agreement, the term “Disability” shall mean a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of his duties under this Agreement for at least 120 consecutive calendar days or 180 nonconsecutive calendar days in any twelve (12) month period.

2.6 Early Termination by Executive for Good Reason. Executive may voluntarily elect to resign his employment with the Company prior to the end of the Employment Period for Good Reason (as hereinafter defined) upon giving the Company sixty (60) days’ advance written Notice of Termination, specifying the Good Reason events for which Executive is resigning. No event shall constitute Good Reason if it is curable and the Company cures it within fifteen (15) calendar days following receipt of such notice. Executive’s continued employment for up to two years following an event that constitutes Good Reason will not be deemed to be his consent to that event or his waiver of his right to resign because of it under this section; thereafter, the event shall cease to be Good Reason.

If Executive terminates his employment for Good Reason, the Company shall pay or provide Executive the payments, benefits, acceleration of vesting, etc., he would have received under Section 2.4, and at the same time, had he been terminated by the Company without Cause.

For all purposes of this Agreement, the term “Good Reason” means the occurrence, announcement, or notification to Executive of, any one or more of the following events, excluding any event to which the Executive has consented in advance in writing specifically referencing this section of this Agreement:

(i) Any material diminution or adverse alteration of, or assignment to Executive of duties inconsistent in any material respect with, Executive’s position in the Company (which shall include status, offices, titles, authority, duties or reporting relationships) or the terms and conditions of employment, in each case, as contemplated by this Agreement and including by virtue of the Company’s ceasing to be a publicly traded corporation or becoming a subsidiary of another company;

(ii) Any reduction in the Base Salary then payable to, or bonus opportunity then available to, Executive or a failure by the Company to pay any such amounts when due;

(iii) A reduction in the kind or level of employee benefits to which Executive is then entitled, with the result that Executive’s overall benefits package is materially reduced, or the Company’s failure to continue in effect compensation and employee benefits which are substantially similar to the benefits provided to Executive under the Company’s regular compensation and benefit plans and practices in effect as of the date of this Agreement, or the Company’s failure to continue Executive’s participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and Executive’s level of participation relative to other participants, as existed as of the date of this Agreement;

(iv) A workplace relocation that increases Executive’s regular commuting distance by more than forty (40) miles;

(v) Any purported termination by the Company of Executive’s employment which is not effected for death, Disability or for Cause, or any purported termination by the Company of Executive’s employment otherwise than expressly permitted by this Agreement;

(vi) Any material failure by the Company to comply with any provision of this Agreement applicable to it, including without limitation, the failure by the Company to comply with any of the provisions of Sections 4 or 5 or the failure of the Company to obtain the assumption of this Agreement by its successor as required by Section 14 hereof;

(vii) The Company’s breach of this Agreement or any other agreement with Executive, including without limitation, the Company’s failure to provide Executive any employee benefits to which he is due, to satisfy its Section 24 indemnification obligations, or its breach of any stock option, restricted stock, or other agreements pursuant to which the options or any other equity securities were issued by the Company to Executive; or

(viii) Failure by the Company to elect Executive to the position of sole Chairman of the Board of Directors, as contemplated in Section 1 hereof.

2.7 Early Termination by Executive for Other than Good Reason. Executive may voluntarily elect to resign his employment with the Company prior to the end of the Employment Period for any reason upon sixty (60) days advance Notice of Termination, and such termination shall not be, nor shall it be deemed to be, a breach of this Agreement. Upon such termination, the Company shall pay or provide Executive (a) the Accrued Obligations, (b) directors’ and officers’ liability insurance as provided in Section 11.1.1(iv), and (c) a Bonus equal to the Target Amount for the fiscal year of termination prorated for the number of calendar days that Executive was employed during the fiscal year to be paid within thirty (30) days after the Date of Termination. Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

2.8 Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 16. For purposes of this Agreement, “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination under the provision so indicated.

2.9 Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (a) if Executive’s employment is terminated due to Executive’s death, the date of such death; (b) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided Executive shall not have returned to the full time performance of Executive’s duties during such thirty (30) day period), and (c) if Executive’s employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination, which shall not be less than sixty (60) days from the date of such Notice of Termination is given. In no event shall Executive’s Date of Termination precede the date of his “separation from service” as defined in Treas. Reg. § 1.409A-1(h), without regard to the 29-month option in § 1.409A-1(h)(1)(i) or the greater-than-20% option in § 1.409A-1(h)(1)(ii), and using the 80% option in § 1.409A-1(h)(3).

3. Place of Employment. The principal place of employment of Executive shall be at the Company’s executive offices in San Diego County, California.

4. Base Salary. During the Employment Period the Company shall pay Executive a base salary at an annual rate of not less than Four Hundred Sixty Two Thousand Dollars ($462,000) (the “Base Salary”). The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices, subject to all applicable taxes and withholding. The Compensation Committee of the Board of the Company (the “Committee”) shall review the Base Salary as soon as practicable after the end of each fiscal year during the Employment Period, beginning with the fiscal year ending on December 31, 2007. Based on such reviews, the Committee may increase, but shall not decrease, the Base Salary.

5. Bonus and Long-Term Incentives.

5.1 Annual Bonus. For each fiscal year of the Company ending on or after December 31, 2007 during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Bonus”) of at least one-hundred percent (100%) of Executive’s then Base Salary (the “Target Amount”) if reasonable operational criteria and other organizational milestones (“Targets”) are satisfied. Targets may be aggressive, but they must be attainable. The Board shall designate a director to meet with Executive to recommend Targets to the Board. The Board or its Committee shall take those recommendations into account and adopt Targets within a reasonable number of days (but no later than forty-five (45) days) prior the fiscal year to which they apply. For fiscal year 2007, the targets shall be those set forth in the Senior Management Bonus Targets for that year and all performance goals shall be deemed to have been achieved at least at Target for the first  3/4 of fiscal year 2007. The Board may elect to pay Executive more than the Target Amount Bonus and may pay the Executive additional bonuses.

5.2 Payment. The Bonus payable hereunder shall be payable in a single cash payment no later than thirty (30) days following the date (the “Delivery Date”) audited financial statements for the fiscal year to which such Bonus relates are delivered to the Board, or as otherwise agreed by Executive and the Board or, if earlier, by the sixty-fifth (65th day after the end of the calendar year in which the fiscal year ends. Any other bonus payable hereunder shall, unless otherwise specified pursuant to Section 5.3 below, be payable at such time as the Board shall determine, but any such bonus that is subject to Internal Revenue Code Section 409A shall be paid at a time and in a manner that complies with that section.

5.3 Deferral. Executive may elect to defer Base Salary, Bonus, or other amounts as permitted under the Company’s benefit plans.

5.4 Annual Grant of Restricted Stock Units. On the Effective Date, the Company will grant Executive 150,000 restricted stock units convertible into shares of Company common stock under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), and except as provided in this Agreement such grant will be governed by the terms of the 2000 Plan (the “Restricted Stock”) and any other agreements between Executive and the Company and the applicable restricted stock unit qualifiers set forth in the Senior Management Bonus Targets for 2007. Subject to such qualifires, the Restricted Stock will be scheduled to vest in accordance with the following schedule: 50,000 on January 5, 2008, 50,000 on January 5, 2009 and 50,000 on January 5,

2010. The Committee shall, at the beginning of 2008 and subsequent calendar years, make annual grants to Executive of restricted stock, restricted stock units, or similar awards with respect to shares of Company stock. Such grants shall be made at the same time during the calendar year as grants generally are made to senior executives of the Company. Such annual grants shall be consistent with competitive pay practices generally and appropriate relative to awards made to other senior executives of the Company. It shall not be a violation of this section if the award otherwise required under it is reduced and the award otherwise required under Section 5.5 is increased to make up for the reduction in value of the Section 5.4 award, and Executive consents to that transfer of value.

5.5 Annual Grant of Stock Options. The Committee shall, at the beginning of 2008 and subsequent calendar years, make annual grants to Executive of ten-year options with respect to shares of Company stock, with such grants to be made at the same time during the calendar year as grants are generally made to senior executives of the Company and such options shall vest according to the terms set forth in the grant agreement as long as the Executive remains in Service in any capacity with the Company, such as while he is either the Company’s Executive Chairman, a member of its Board of Directors, its employee, a director or employee of any Company affiliate or serving in any other similar capacity. . Such annual grants shall be consistent with competitive pay practices generally and appropriate relative to awards made to other senior executives of the Company. It shall not be a violation of this section if the award otherwise required under it is reduced and the award otherwise required under Section 5.4 is increased to make up for the reduction in value of the Section 5.5 award, and Executive consents to that transfer of value

5.6 Long-Term Incentives. To the extent not provided under Sections 5.4 and 5.5, the Executive will be eligible to receive grants of equity-based awards and other incentive awards under the Company’s applicable incentive plans and programs as determined by the Board or the Committee, in accordance with the Company’s ordinary practices, on similar terms and conditions as apply to other senior executives generally.

6. Expenses.

6.1 Legal Expenses. The Company shall promptly pay on Executive’s behalf all reasonable legal and other professional fees incurred by Executive in connection with the negotiation and completion of this Agreement (and a fully tax-grossed up basis to the extent, if any, that Executive is taxed on those payments); provided, however, that Executive shall properly account for such expenses in accordance with the policies and procedures of the Company. The Company shall pay all reasonable legal fees Executive incurs in connection with (a) the performance of his duties for the Company, or (b) determining or enforcing his rights under this Agreement.

6.2 Ordinary Expenses. The Company shall promptly reimburse Executive travel, entertainment, and other expenses and disbursements reasonably incurred by Executive during the Employment Period (in accordance with the policies and procedures established for senior executive officers of the Company) in the performance of his duties and responsibilities for the Company under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with the policies and procedures of the Company.

7. Employee Benefit Plans. During the Employment Period, Executive shall be entitled to participate in all employee benefit plans or programs of the Company, if any, on the same basis as other senior executives of the Company, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the terms, conditions, rules and regulations applicable thereto. Executive will also receive perquisites on at least the same level as the Company’s other senior executive officers.

8. Life Insurance. The Company shall provide Executive with a One Million Dollar ($1,000,000) executive term life insurance policy. The beneficiary of such policy shall be named by Executive. Upon the termination of Executive’s employment with the Company for any reason, the Company shall, upon Executive’s request, assign such a life insurance to Executive, with Executive to fully assume the obligation to maintain such life insurance after the end of the Employment Period.

9. Vacations and Holidays. Each calendar year Executive shall be entitled to an aggregate of five (5) weeks’ paid vacation, pro-rated for any period which is less than one (1) calendar year, plus holidays in accordance with the Company’s policies, as amended from time to time, for senior executive officers. Vacation time shall accrue during each calendar year and, upon termination of this Agreement for any reason and in addition to any other rights granted Executive under this Agreement, Executive shall be entitled to be paid an amount based upon his salary at the rate applicable immediately prior to such termination for any accrued but unused vacation time.

10. Other Activities. Executive may devote a reasonable amount of his time (a) to civic, community, or charitable activities or any governmental entity, (b) to serve as a director of no more than two (2) other business enterprises, (c) making and managing personal business investments, or (d) as otherwise authorized by the Committee. Activities authorized by clauses (a) and (b) must not materially interfere with the Executive’s obligation to devote substantially all of his business time and effort to the business of the Company. Activities authorized by clauses (c) and (d) are not expected to raise such issues and, therefore, are not subject to the limitations of the previous sentence.

11. Termination Benefits. In addition to anything else to which Executive is entitled under this Agreement, in the event Executive’s employment terminates prior to the end of the Employment Period, then Executive shall be entitled to receive severance and other benefits as follows:

11.1 Severance.

11.1.1 Termination without Cause or Resignation for Good Reason. If the Company terminates Executive’s employment other than for Cause, or if Executive terminates his employment for Good Reason, Executive shall be entitled to the Accrued Obligations and to the benefits provided below:

(i) The Company shall pay Executive an amount equal to two (2) times the sum of the following: (i) his annual Base Salary, as adjusted pursuant to Section 4, and (ii) a Bonus equal to the greater of (A) the amount of the Bonus Executive would have earned during the fiscal year of termination had this Agreement not been terminated early, which shall not be less than the Target Amount for that fiscal year, and (B) an amount equal to his Base Salary multiplied by the average percentage bonus (calculated as a percentage of their respective maximum bonus targets) of the next three most senior officers of the Company. The amounts set forth in this Section 11.1.1 shall be payable in twelve (12) equal monthly installments starting within thirty (30) days after the Date of Termination, but with all remaining amounts being paid no later than 65 days after the later the end of the calendar year or the Company fiscal year in which the Date of Termination occurs.

(ii) The Company shall provide Executive with outplacement services for a period not to exceed one (1) year at an aggregate cost to the Company not to exceed $20,000, the scope of which shall be selected by Executive in his sole discretion and the provider of which shall be selected by Executive from among the providers offered to Executive by the Company; provided, however, that if the outplacement services would be subject to Code Section 409A, Executive shall pay for such services during the first six (6) months following the Date of Termination, with the Company promptly reimbursing Executive within fifteen (15) days after the seven month anniversary of the Date of Termination for all outplacement service expenses theretofore incurred by Executive, and the balance of the payments being made directly by the Company until the first anniversary of the Date of Termination.

(iii) For the twenty-four (24)-month period beginning on the Date of Termination (the “Coverage Period”), the Company shall pay for and provide Executive and his dependents with the same medical, vision, and dental benefits coverage under the Company’s benefit plans to which Executive would have been entitled had Executive remained continuously employed by the Company during the Coverage Period (except that Executive shall not be obligated to make any contributions he would have had to make had he remained an employee). In the event that Executive is ineligible under the terms of the Company’s benefit plans to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources. At the end of the Coverage Period, Executive and his dependents shall be entitled to continuation coverage (or its equivalent) under COBRA and under any other applicable law, to the extent required by such laws, as if Executive had terminated employment at the end of the Coverage Period.

(iv) Until the expiration of all applicable statutes of limitation, the Company shall provide the Executive with indemnification and directors’ and officers’ liability insurance insuring Executive against insurable events which occur or have occurred while Executive was a director or officer of the Company, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Date of Termination and such indemnification and insurance otherwise to be on terms and conditions that are at least as generous as that then provided to any other current or former director or executive officer of the Company, provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to Executive than those in effect on the date hereof.

(v) Notwithstanding anything to the contrary in any equity plan, award agreement, other similar arrangement, or any other agreement to which the Company is a party, all of Executive’s restricted stock, options, or other equity awards (whether outstanding as of the Effective Date of this Agreement or subsequently issued) will immediately, fully and automatically vest and shall be exercisable in full, all restrictions will lapse and immediately terminate and, if applicable, will remain exercisable until the earlier of the expiration of their maximum original term at the time of grant or the tenth anniversary of grant.

11.1.2 Change in Control. Notwithstanding any other provision of this Agreement, in the event that (1) Executive terminates his Company employment for any reason within twelve (12) months following a Change in Control, or (2) Executive is terminated without Cause within six (6) months prior to a Change in Control, then in each case, to the extent the Company has not already paid or provided them, the Company shall pay the Executive an amount equal to three (3) times the Executive’s Base Salary and Bonus pursuant to Section 11.1.1(i), and Executive shall receive all other Section 11.1 payments or benefits except that the Coverage Period during which the Company shall pay the benefits under Section 11.1.1(iii) shall be three (3) years. In addition, whether Executive terminates employment with the Company or not, all of Executive’s restricted stock, options, and other equity awards (whether outstanding as of the Effective Date of this Agreement or subsequently issued) will immediately, fully and automatically vest and be exercisable in full, all restrictions will laps and immediately terminate, and such restricted stock, options and other equity awards shall remain exercisable as if he were terminated without Cause under Section 2.4 and the date of the Change in Control were his Date of Termination. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following (determined in accordance with the rules prescribed by Treas. Reg. § 1.409A-3(i)(5) and only if it satisfies the requirements set forth in that section):

(i) The consummation of a merger, consolidation, business combination or similar transaction, of the Company with or into another entity or any other corporate reorganization, or any other similar transaction, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization or transaction is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization or transaction;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s business, property or assets;

(iii) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (A) had been directors of the Company on the date twelve (12) months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination of the directors whose election or nomination was previously so approved;

(iv) Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) , directly or indirectly, of securities of the Company representing at least 30% of the total voting power represented by the Company’s then outstanding securities; or

(v) A liquidation or dissolution of the Company.

11.2 No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner). Any severance benefits payable to Executive shall not be subject to reduction for any compensation received from other employment.

11.3 Non-Renewal of Employment Period.

(i) If the Company does not offer to renew the Agreement as provided in Section 2.2, this Agreement and Executive’s employment shall terminate at the end of the Employment Term. That termination will be treated as a termination without Cause, and Executive will be entitled to the payments and benefits prescribed in Section 2.4 or, if the Employment Term ends during the change-in-control protection period set forth in Section 11.1.2, the payments and benefits prescribed in Section 11.1.2.

(ii) If the Company offers to renew the Agreement as provided in Section 2.2, but Executive declines to renew it, this Agreement and Executive’s employment shall terminate at the end of the Employment Term. That termination will be treated as a resignation without Good Reason, and Executive will be entitled to the payments and benefits prescribed in Section 2.7 or, if the Employment Term ends during the change-in-control protection period set forth in Section 11.1.2, the payments and benefits prescribed in Section 11.1.2.

12. [Reserved].

13. Right to Advice of Counsel. Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement. Executive acknowledges that the payments and other matters provided in this Agreement have tax consequences, that the Company (or its counsel) has not provided any tax advice to Executive, and that Executive is solely responsible for consulting with an accountant, legal counsel, or other tax advisor regarding the tax consequences of this Agreement.

14. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business, equity and/or assets, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement. The term “Company” as used in this Agreement shall mean the Company as defined in this Agreement and any successor to its business, equity and/or assets. The Company shall remain secondarily liable if any successor fails to satisfy its obligations to the Executive under this Agreement.

15. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other party, assign or transfer this Agreement or any one or more of its rights or obligations under this Agreement to any other person or entity, except that the Company may assign or transfer this Agreement to any successor entity as provided in Section 14; provided, that such assignment shall not relieve the assigning party of its obligations hereunder. If Executive should die while any amounts are still payable, or any benefits are still required to be provided to Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee as provided for in a written notice to the Company or, if there by no such designee on file with the Company, to Executive’s estate (in each case, a “Beneficiary”).

16. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Peter V. Leparulo, at his most recent
address set forth in Company records

If to the Company:	Novatel Wireless, Inc.
9645 Scranton Road, Suite 205
San Diego, California 92121-1764
Attention: General Counsel

or to such other address or the attention of such other persons as the recipient party has previously furnished to the other parties in writing in accordance with this Section. Such notices or other communications shall be effective upon delivery or, if earlier, three (3) days after they have been mailed as provided above.

17. Integration. This Agreement represents the entire agreement and understanding among the parties as to the subject matter hereof. If a conflict exists between a provision of this Agreement and any other agreement, the provision more favorable to the Executive shall be controlling. No waiver, alteration, amendment or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the parties hereto or their respective successors and duly authorized representatives. Nothing in this Agreement shall limit or otherwise adversely affect any rights which Executive may have under applicable law, any other agreement with the Company, or any compensation or benefit plan, program, policy or practice of the Company.

18. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver hereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach or promise by such other party.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

21. Applicable Laws. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

22. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement. To the maximum extent permitted by law or by any applicable governmental authority, this Agreement may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

23. Indemnification. The Company shall indemnify Executive against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the fullest extent allowed by applicable law during the Employment Period and until the expiration of all applicable statutes of limitation and so long as Executive may be subject to such liability, whether or not this Agreement may have been terminated prior thereto. In addition, the Company shall maintain for the benefit of Executive, officer and director liability insurance, in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company on the Effective Date, which Company agrees to obtain and keep in effect throughout the Employment Period and until the expiration of all applicable statutes of limitation and so long as Executive may be subject to such liability, whether or not this Agreement may have been terminated prior thereto. Such indemnification and insurance shall be on terms and conditions that are at least as generous as that provided to any other current or former director or executive officer of the Company.

24. Section 280G. If it is determined that any payment or distribution of any type to or for the benefit of Executive by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, without limitation, any equity plan or award agreement (the “Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

The determination of whether the Payments are subject to an Excise Tax and, if so, the amount to be paid by the Company to Executive and the time of payment pursuant to this Section 26 shall be made by an independent auditor (the “Auditor”) jointly selected by the parties, which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) days of the receipt of notice from Executive that there has been a Payment. Unless Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If the parties cannot agree on the firm to serve as the Auditor, then the parties shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

Any Gross-Up Payment, as determined pursuant to this Section 26, shall be paid by the Company to Executive within five (5) days of the receipt of the Auditor’s determination. All fees and expenses of the Auditor shall be borne solely by the Company. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of Excise Tax payable to Executive is greater than the amount initially so determined, then the Company (or its successor) shall pay to Executive a Gross-Up Payment with respect to such Excise Tax and any interest, fines and penalties resulting from such underpayment.

25. Arbitration. Any dispute arising under or in connection with this Agreement shall be resolved exclusively by arbitration (except as otherwise provided herein). The arbitration will be conducted by an impartial arbitrator experienced in employment law (selected from either the JAMS or AAA (at Executive’s election) panel or arbitrators) in accordance with the applicable entity’s then current employment arbitration rules (except as otherwise provided in the Agreement). The arbitration shall take place in San Diego, California. Executive and the Company each waive the right to institute a court action. Executive and the Company understand that each is giving up his and its right to a jury trial. The Arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. Any such award shall be deemed final and binding and may be entered in any state or federal court of competent jurisdiction. The Company shall pay the fees associated with the arbitration, as provided in Section 23. This Section 27 does not prohibit either party from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure.

26. Representations of the Company. The Company represents and warrants that (i) the execution and delivery of this Agreement has been duly authorized by the Company, including action by the Board and Committee, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

27. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

28. Code Section 409A Compliance.

(i) If, at the time of Executive’s “separation from service” (within the meaning of Code Section 409A), Executive is a “specified employee” (within the meaning of Code Section 409A), the Company will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth calendar month beginning after Executive’s separation from service (the “409A Suspension Period”). For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to Section 409A penalties if the Company were to pay or otherwise settle such amounts or benefits on account of Executive’s separation from service in the manner prescribed by applicable plan, program, arrangement, or agreement terms. Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any Specified Benefits delayed because of the preceding sentence, together with interest on suspended cash payments for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining payments or other benefits as if there had not been an earlier delay.

(ii) This Agreement is intended to conform to Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Code Section 409A), as demonstrated by consistent interpretations or other evidence of intent (by the Company in its sole and absolute discretion), the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of Executive in order to accurately reflect its correct interpretation and operation, as well as to maintain an exclusion from the application of, or compliance with, Code Section 409A.

(iii) To the extent needed to comply with Internal Revenue Code Section 409A, expenses under Sections 6.1, 6.2, 24 or any other expense reimbursement provisions of this Agreement or with Executive, must be reimbursed no later than the end of the calendar year following the calendar year in which they were incurred, Executive must request reimbursement at least thirty (30) days before that deadline, and the right to reimbursement shall not be not subject to liquidation or exchange for another benefit.

(iv) If Executive incurs any tax acceleration, penalties, or interest because of a Section 409A violation, the Company shall pay those amounts and hold Executive harmless from the economic effect of tax acceleration, and shall pay all taxes and penalties on all such payments, unless the Company proposed a reasonable way of preventing the Section 409A violation and Executive refused to agree to it.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

NOVATEL WIRELESS, INC.

By:	/s/ Greg Lorenzetti
Name:	Greg Lorenzetti
Title:	Director

EXECUTIVE:

/s/ Peter. V. Leparulo
Peter V. Leparulo